As filed with the Securities and Exchange Commission on November 23, 2005
Registration No. 333-128083

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 2
to
FORM S-2
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
BIOTIME, INC.
(Exact name of Registrant as specified in charter)

California	94-3127919
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

6121 Hollis Street Emeryville, California 94608 (510)350-2940 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	Judith Segall, Vice President and Secretary
BioTime, Inc.
6121 Hollis Street
Emeryville, California 947608
(510) 350-2940
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:
RICHARD S. SOROKO, ESQ.
Lippenberger, Thompson, Welch, Soroko & Gilbert LLP
201 Tamal Vista Blvd.
Corte Madera, California 94925
Tel. (415) 927-5200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑
If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

PROSPECTUS SUPPLEMENT

BIOTIME, INC.
4,467,863 Units Issuable Upon the Exercise of Subscription Rights
893,572 Units Issuable to Fill Excess Over-Subscriptions
5,361,435 Common Shares Issuable Upon Exercise of Warrants
Each Unit Consists of One Common Share and One Warrant
        On October 27, 2005 we distributed to our shareholders of record subscription rights entitling them to subscribe for and purchase “units” consisting of one BioTime common share and one warrant to purchase one common share each. We have now determined to amend the terms of the rights offer by reducing the subscription price and by increasing the number of units that you may purchase through the exercise of your rights. Under the amended terms of the rights offer, holders of rights will be entitled to purchase one unit for every four units owned at a subscription price of $0.40 per unit. We have also extended the expiration date of the rights offer to December 21, 2005 and we have reduced the number of units that may be sold to fill excess oversubscriptions. Before the amendment, the rights entitled you to purchase one unit for every five rights you hold and the subscription price was $0.50 per unit.
      This prospectus supplement explains the changes to the terms of the rights offer and should be read in conjunction with the prospectus dated October 27, 2005. Under the amended rights offer terms:

•	We may issue 4,467,863 units for $1,787,145 through the exercise of the rights.

•	The amended subscription price is $0.40 per unit.

•	Each full warrant will entitle you to purchase one common share of BioTime for $2.00 per share.

•	By over-subscribing, you may be able to purchase any units that are left over by shareholders who fail to exercise their rights. We may also issue up to 893,572 additional units for $0.40 each to fill over-subscriptions.

•	The rights will expire at 5:00 p.m. New York City time on December 21, 2005.
      The Guarantors named in the prospectus have agreed to purchase units that remain unsold at the conclusion of the rights offer. The maximum purchase obligation of the Guarantors remains $1,787,145.
      The common shares and warrants are quoted on the OTC Bulletin Board (“OTCBB”) under the symbol BTIM and BTIMW, respectively. The rights will be transferable and we expect that prices for the rights will be quoted on the OTCBB under the symbol BTIMR, if a market for the rights develops. The units themselves will not be quoted or traded. Instead, the warrants and common shares issuable upon the exercise of the rights will be immediately tradeable apart from the units.
      These securities involve a high degree of risk and should be purchased only by persons who can afford the loss of their entire investment. See “Risk Factors” on page 9 of the prospectus dated October 27, 2005.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Units	Price to the	Guarantors’	Proceeds to the
	Offered	Public	Fee	Company(1)

Subscription Rights Exercise Price Per Unit	5,361,435	$0.40	$0.025	$0.375
Total(2)		$2,144,574	$132,000	$2,012,574

(1)	Before deducting expenses of the rights offer which are estimated to be $170,000.

(2)	Assumes all of the rights are exercised and 893,572 units are sold to fill excess over-subscriptions.
The date of this prospectus supplement is November      , 2005.

AMENDED TERMS OF THE OFFER
      The following summary explains the revised terms of the rights offer and amends and supersedes the information contained in our prospectus dated October 27, 2005.

Securities Offered	The rights will entitle you to subscribe for and purchase one “unit” for every four rights you hold. Each “unit” will still consist of one new common share and one warrant to purchase an additional common share.

We have not changed the terms of the warrants. As explained in our prospectus, each warrant entitles the holder to purchase one common share at a price of $2.00 per share. The warrants will expire on October 31, 2010 and may not be exercised after that date.

Common Shares Outstanding	17,871,450

Common Shares Offered	4,467,863 through the exercise of the rights 893,572 to fill excess over-subscriptions 5,361,435 through the exercise of warrants(1)

Warrants Offered	4,467,863 through the exercise of rights. 893,572 to fill excess over-subscriptions 600,000 issuable as a fee to the Guarantors

Subscription Price	The subscription price per unit is $0.40.

Over-Subscription Privilege	Shareholders who fully exercise the rights initially issued to them will be entitled to the additional privilege of subscribing for and purchasing any units not acquired by other holders of rights. See “The Rights Offer — Over-Subscription Privilege” in the prospectus. We may issue up to 893,572 units to fill excess over-subscriptions.

How to Exercise Rights	The rights are evidenced by subscription certificates, which were distributed to shareholders of record on October 27, 2005. You may exercise your rights by completing the subscription certificate and delivering it, together with payment of the subscription price, to the subscription agent, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219 or at 59 Maiden Lane, New York, New York 10038 if you deliver your certificate and payment by hand. Payment may be made either by check drawn on a United States bank or by wire transfer, as explained under “The Rights Offer — Payment for Units” in the prospectus. Rights must be exercised no later than the expiration date. If your subscription certificate is not available for tender on the expiration date, you may still exercise your right by following the guaranteed delivery procedures described under “The Rights Offer — Payment for Units.” You may not rescind a purchase after exercising your rights, except that if you have already exercised your rights you may be deemed to have revoked your subscription unless you sign a consent form, as explained in this prospectus supplement.

Sale of Rights	The rights are transferable until the last business day prior to the expiration date. A business day is a day on which the prices of securities are quoted on the OTCBB. The prices for the rights are expected to be quoted on the OTCBB if a market for the rights develops. Trading of the rights will be conducted through the last business day prior to the expiration date. Any commissions in connection with the sale of rights will be paid by the selling rights holder. BioTime and the subscription agent cannot assure that a market for the rights will develop, or the prices at which rights may be sold if a market does develop.

Foreign Restrictions	Subscription certificates will not be mailed to shareholders whose addresses of record are outside the United States. The rights will be held by the subscription agent for foreign shareholders’ accounts until instructions are received to exercise, sell or transfer the rights. If no instructions are received by 5:00 p.m., New York time three business days prior to the expiration date, the subscription agent will use its best efforts to sell the rights of foreign shareholders.

The net proceeds, if any, from such a sale will be paid to the foreign shareholders on a prorata basis. See “The Rights Offer — Foreign Shareholders” in the prospectus.

Important Dates to Remember	Record Date: October 27, 2005

Expiration Date: December 21, 2005

Last Date of Guaranteed Delivery: December 27, 2005

Amendment, Extension or Termination of the Rights Offer	BioTime may, in its sole discretion: (a) terminate the rights offer prior to delivery of the units for which rights holders have subscribed; (b) extend the expiration date to a later date; (c) change the record date prior to the distribution of the rights to shareholders; or (d) amend or modify the terms of the rights offer.

(1)	This amount is the number of common shares that will be issuable upon the exercise of warrants if the all of the rights are exercised and the rights offer is fully over-subscribed. An additional 600,000 common shares may be issued if the warrants issuable as a fee to the Guarantors are exercised.

REASONS FOR THE AMENDMENT OF THE RIGHTS OFFER
      We elected to change some of the terms of the rights offer because our common shares have been trading at prices substantially less than the subscription price. By reducing the subscription price, we hope to bring the subscription price closer to market prices for our common shares and warrants.
      We also elected to increase the number of units that rights holders may purchase in order to provide better value to our shareholders and to maintain the minimum total proceeds we will receive from the exercise of the rights.
LIMITED RIGHT TO REVOKE SUBSCRIPTION
      If you exercised your rights prior to the amendment of the rights offer or within four days after this prospectus supplement was first mailed to rights holders, you may confirm the exercise of your rights by executing and delivering a consent form that will be provided to you along with this prospectus supplement. A copy of the consent form is shown on Appendix A of this Prospectus Supplement. If you exercised rights before or within four days after mailing of this prospectus supplement and you fail to deliver, in a proper and timely manner, a properly executed consent form, you will be deemed to have rejected the amended terms of the rights offer and you will be deemed to have elected to revoke in full the exercise of your rights and the over-subscription privilege. If your exercise of rights is so revoked, the full amount of the subscription price you paid will be returned to you.
      By signing the consent form, you will be irrevocably agreeing to purchase at the new subscription price of $0.40 per unit, the number of units determined by dividing the dollar amount of your subscription shown on your subscription certificate by four. If you have subscribed to additional units through the over-subscription privilege, your consent will also apply to the amount of your over-subscription.
      If your executed subscription certificate is received by the subscription agent more than four days after the mailing of this prospectus supplement, you will be deemed to have accepted the amended terms of the rights offer in connection with the exercise of your rights and the over-subscription privilege.
USE OF PROCEEDS
      The net cash proceeds received by BioTime from the sale of the 4,467,863 units in the rights offer are estimated to be $1,485,145, after deducting the expenses of the offer of approximately $302,000, without taking into account any common shares that may be sold through the exercise of warrants. An additional $357,429 of cash proceeds may be received through the sale of up 893,573 units to fill excess over-subscriptions. We intend to use the net proceeds of the rights offer as shown in the following table. The minimum amount of proceeds reflects the proceeds from the sale of 4,467,863 units in the rights offer only, and the maximum amount also includes proceeds from the sale of 893,573 units to fill excess over-subscriptions

Application	Minimum	Maximum	Minimum	Maximum

Clinical Trials of PentaLyte	$700,000	$700,000	47%	38%
Working Capital	$785,145	$1,142,574	53%	62%

Total	$1,485,145	$1,842,574	100%	100%

      The foregoing represents only an estimate of the allocation of the net proceeds of the rights offer based upon the current state of our product development program. The development of new medical products and technologies often involves complications, delays and costs that cannot be predicted, and may cause us to make a reallocation of proceeds among the categories shown above or to other uses. We may need to raise additional capital after the rights offer to pay operating expenses until such time as we are able to generate sufficient revenues from product sales, royalties, and license fees.

      Until used, the net proceeds of the rights offer will be invested in certificates of deposit, United States government securities or other high quality, short-term interest-bearing investments.
ADDITIONAL INFORMATION ABOUT BIOTIME
      This prospectus supplement should be read in conjunction with our prospectus dated October 27, 2005, our Annual Report on Form 10-K for the year ended December 31, 2004, our Quarterly Report on Form 10-Q for the three months ended June 30, 2005, and our Quarterly Report on Form 10-Q for the three months ended September 30, 2005 which contain important information about us.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
      BioTime’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, Quarterly Reports on Form 10-Q for the three months ended March 31, 2005, for the three months ended June 30, 2005, and for the three months ended September 30, 2005, Current Reports on From 8-K filed with the Securities and Exchange Commission on April 1, 2005, April 27, 2005, June 17, 2005, and July 6, 2005, and all other reports filed by BioTime pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by such Form 10-K are hereby incorporated into this prospectus by reference. Descriptions of the common shares and warrants contained in Registration Statements on Form 8-A filed under the Securities Exchange Act of 1934, as amended, are also incorporated into this prospectus by reference. BioTime will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference but not delivered with this prospectus. Such requests may be addressed to the Secretary of BioTime at 6211 Hollis Street, Emeryville, California 94608; Telephone: (510) 350-2940.
      BioTime is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files quarterly, annual, and current reports and proxy statements and other information with the Securities and Exchange Commission. The public may read and copy any materials BioTime files with Securities and Exchange Commission at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.
      The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov.

ADDITIONAL INFORMATION
      BioTime has filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. a registration statement on Form S-2 under the Securities Act of 1933, as amended, for the registration of the securities offered hereby. This prospectus supplement, which is part of the registration statement, does not contain all of the information contained in the registration statement. For further information with respect to BioTime and the securities offered hereby, reference is made to the registration statement, including the exhibits thereto, which may be inspected, without charge, at the Office of the Securities and Exchange Commission, or copies of which may be obtained from the Commission in Washington, D.C. upon payment of the requisite fees. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the exhibit.

APPENDIX A
CONSENT TO AMENDMENT AND CONFIRMATION OF SUBSCRIPTION
PLEASE COMPLETE ALL APPLICABLE INFORMATION

By Mail: To: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Dept. 6201 15th Avenue Brooklyn, New York 11219	By Hand: To: American Stock Transfer & Trust Company Attn: Reorganization Dept. 59 Maiden Lane, Plaza Level, New York, New York 10038	By Overnight Courier: To: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Dept. 6201 15th Avenue Brooklyn, New York 11219
      I have previously subscribed for the dollar amount of Units indicated on my subscription certificate upon the terms and conditions specified in BioTime’s Prospectus dated October 27, 2005 at the original subscription price of $0.50 per Unit and at the ratio of one Unit for every five Rights owned. I acknowledge receipt of BioTime’s Prospectus Supplement dated November      , 2005. By signing this form, I am consenting to the amended terms of the Rights offer as described in the Prospectus Supplement, which reduced the subscription price to $0.40 per Unit and entitles me to subscribe to one Unit for every four Rights owned, and I am confirming my subscription, including any amount pertaining to the over-subscription privilege, for the dollar amount indicated on my subscription certificate. By confirming my subscription I am irrevocably agreeing to purchase, at the new subscription price of $0.40 per Unit, the number of Units determined by dividing the dollar amount of my subscription by four.

Signature of Subscriber(s)

Please provide your telephone number:	Day ( ) Evening ( )

          No dealer, salesperson or other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this Prospectus. This Prospectus does not constitute an offer or a solicitation in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circum-stances, create an implication that there has been no change in the circumstances of BioTime or the facts herein set forth since the date hereof.

Amended Terms of the Offer	3
Reasons for the Amendment of the Rights Offer	5
Limited Right to Revoke Subscription	5
Use of Proceeds	5
Additional Information About BioTime	6
Incorporation of Certain Information by Reference	6
Additional Information	7
Consent to Amendment and Confirmation of Subscription	Appendix A

BIOTIME, INC.
4,467,863 Units Issuable Upon the
Exercise of Subscription Rights
893,572 Units Issuable to Fill
Excess Over-Subscriptions
5,361,435 Common Shares Issuable
Upon Exercise of Warrants
Each Unit Consists of One
Common Share and One Warrant

PROSPECTUS

November      , 2005

AMENDED TERMS OF THE OFFER
REASONS FOR THE AMENDMENT OF THE RIGHTS OFFER
LIMITED RIGHT TO REVOKE SUBSCRIPTION
USE OF PROCEEDS
ADDITIONAL INFORMATION ABOUT BIOTIME
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
ADDITIONAL INFORMATION
PART II
Item 16.Exhibits and Financial Statement Schedules
SIGNATURES
EXHIBIT 1.2
EXHIBIT 4.4
EXHIBIT 23.1

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 16. Exhibits and Financial Statement Schedules.

Exhibit
Numbers	Description
1.1	Form of Underwriting Agreement++

1.2	Amendment to Underwriting Agreement**

4.1	Specimen of Common Share Certificate+

4.4	Form of Subscription Certificate**

4.5	Form of Warrant++

4.6	Warrant Agreement*

4.7	Amendment to Warrant Agreement++

4.8	Form of Standby Guaranty Warrant++

5.1	Opinion of Counsel++

23.1	Consent of BDO Seidman, LLP**

+	Incorporated by reference to Registration Statement on Form S-1, File Number 33-44549 filed with the Securities and Exchange Commission on December 18, 1991, and Amendment No. 1 and Amendment No. 2 thereto filed with the Securities and Exchange Commission on February 6, 1992 and March 7, 1992, respectively.

*	Incorporated by reference to Amendment No. 1 to Registration Statement on Form S-2, File Number 333-109442 filed with the Securities and Exchange Commission on November 13, 2003.

++	Previously filed

**	Filed herewith.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California on November 22, 2005.

BIOTIME, INC.
By:	Judith Segall
Vice President - Operations
Member, Office of the President*

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Harold Waitz HAROLD WAITZ	Vice President, Member Office of the President* and Director (Co-Principal Executive Officer)	November 22, 2005

Hal Sternberg HAL STERNBERG	Vice President, Member Office of the President* and Director (Co-Principal Executive Officer)	November 22, 2005

Judith Segall JUDITH SEGALL	Vice President—Operations, Secretary, Member Office of the President* and Director (Co-Principal Executive Officer)	November 22, 2005

Steven Seinberg STEVEN SEINBERG	Chief Financial Officer (Principal Financial and Accounting Officer)	November 22, 2005

MILTON H. DRESNER	Director	November ___, 2005

	Director	November ___, 2005
KATHERINE GORDON

Valeta Gregg VALETA GREGG	Director	November 22, 2005

MICHAEL D. WEST	Director	November ___, 2005

*	The Office of the President is composed of three executive officers of the registrant who collectively exercise the powers of the Chief Executive Officer.